Exhibit 21

ONCONETIX, INC.

EXHIBIT 21 — SUBSIDIARY OF THE REGISTRANT

The following is the sole subsidiary of Onconetix, Inc. as of December 31, 2025.

		Percentage of
Name of Company	Incorporated	Ownership
Proteomedix AG	Switzerland	100